EXHIBIT 10.17.3

THIRD AMENDMENT TO

PHANTOM STOCK APPRECIATION RIGHTS PLAN OF

FIRST NATIONAL BANK OF NASSAU COUNTY

Third Amendment to the
Phantom Stock Appreciation Rights Plan
for
First National Bank of Nassau County

And Each Agreement Thereunder

Upon mutual consent and for valuable consideration hereby recognized, the individual signing below (the “Participant”) and CBC National Bank (formerly known as and currently doing business as First National Bank of Nassau County) (the “Bank”) hereby agree to amend the Phantom Stock Appreciation Rights Plan for First National Bank of Nassau County (the “Plan”) to bring the Plan into compliance with 26 USC § 409A, including the transition rules under IRS Notice 2007-86. The language below is effective January 1, 2009.  Capitalized terms shall have the meanings ascribed to them in the Plan, unless context clearly indicates otherwise.

Acknowledgements

The Participant acknowledges that the Bank froze the Plan as of June 29, 2007 and the Fair Market Value of each Participant’s Phantom Stock Appreciation Right was fixed on that date. The Participant acknowledges that the Participant’s Accrued Benefit will be determined as if the Phantom Stock Appreciation Right was exercised on June 29, 2007 (or upon the date of the Participant’s Separation from Service with the Bank, if earlier) and that such Accrued Benefit earned no future appreciation or interest after such date. The Participant acknowledges that the Participant’s Measurement Period (other than for the purpose of determining the amount of the Participant’s Accrued Benefit), Payout Period, and Beneficiary Designation were not altered by the June 29, 2007 freezing of the Plan.  The Participant further acknowledges that, once payment is made pursuant to this Third Amendment, neither the Participant nor the Participant’s Beneficiary will be entitled to any further benefits under the Plan with respect to awards granted before January 1, 2009, including without limitation any burial expense benefit under the Plan.

Amended Sections

Section 1.11 of the Plan shall be amended as follows:

1.11

“Change in Control” shall mean a “change in control event” as defined in Section 409A of the Internal Revenue Code (the “Code”).

Section 1.23 of the Plan shall be amended as follows:

1.23

“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed, which shall be specified in the Participant’s Agreement.  Except as otherwise provided in the Plan, payments shall be made in equal monthly installments commencing within thirty (30) days of the date the Participant becomes entitled to payment under the Plan.

ANNEX E

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

Section 1.30 shall be added to the Plan to read as follows:

1.30

“Separation from Service” shall mean a “separation from service” as defined in Code Section 409A.

By deleting the last two sentences of Section 4.1.

By deleting the last two sentences of the first paragraph of the existing Section 4.2.

Section 4.3 of the Plan shall be amended as follows:

4.3

Voluntary or Involuntary Separation from Service Other Than for Cause. If the Participant experiences a Separation from Service from the Bank (whether voluntarily or involuntarily) prior to the end of his or her Measurement Period, for any reason excluding a Separation from Service for Cause or the Participant’s death, the Participant shall be entitled to his or her vested Accrued Benefit and not the Supplemental Benefit.

Notwithstanding any provision in the Plan or the Participant’s Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Participant under Section 409A of the Internal Revenue Code (“Code”), any payments that are otherwise payable to the Participant within the first six (6) months following the effective date of the Participant’s Separation from Service, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Participant’s Separation from Service, the Participant is determined to be a “specified employee” (as defined under Code Section 409A).  All payments of severance and other benefits under this Agreement shall accrue from the date of the Participant’s Separation from Service, to the extent not then paid due to this paragraph. Any payments suspended by operation of this paragraph shall be paid as a lump sum on the first (1st) day following the end of such six-month period.  Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

For these purposes, during the first five Plan Years of the Plan the Participant shall vest in his Accrued Benefit as follows: one-third (1/3) after thirty-six (36) months; one-third (1/3) after forty-eight (48) months; and one-third (1/3) after sixty (60) months, such that the Participant is fully vested in his Accrued Benefit after five (5) Plan Years as a participant in this Plan.  Notwithstanding the foregoing, the Participant will become 100% vested in his Accrued Benefit upon a Change in Control.

By deleting the existing Section 4.5 and substituting therefor “[Reserved].”

ANNEX E - 2

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

By adding the following new Section 4.8 to read as follows:

4.8

Payment Pursuant to Code Section 409A Transition Rule.  Notwithstanding anything in the Plan or a Participant’s Agreement to the contrary, to the extent not already paid, each Participant with any portion of a vested Accrued Benefit as of December 31, 2008 shall be paid his or her vested Accrued Benefit, to the extent not already paid, a single lump sum in January 2009 as soon as practicable following January 1, 2009.  Such payment shall be in full satisfaction of each such Participant’s Accrued Benefit under the Plan and shall cancel any and all rights as to any further accruals or payments under the Plan with respect to any Awards granted to each such Participant prior to January 1, 2009.  This provision shall not alter the timing of any payment that was scheduled to be made in the 2008 calendar year under the form of payment elected by the Participant.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.

IN WITNESS WHEREOF, the Participant and the Bank have executed this Third Amendment effective as of January 1, 2009.

Plan Participant Signature and Date
Plan Participant Printed Name
Bank Officer Signature and Date
Bank Officer Printed Name and Title

ANNEX E - 3